Exhibit 99.3

Item 1. — Financial Statements (Unaudited)

BRIGHAM MINERALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,995	$20,819
Restricted cash	6,629	200
Accounts receivable	63,317	30,539
Prepaid expenses and other	3,196	3,145

Total current assets	106,137	54,703

Oil and gas properties, at cost, using the full cost method of accounting:
Unevaluated property	310,783	338,613
Evaluated property	754,418	633,138
Less accumulated depreciation, depletion, and amortization	(354,361)	(239,612)

Oil and gas properties, net	710,840	732,139

Other property and equipment	3,559	2,060
Less accumulated depreciation	(1,629)	(1,280)

Other property and equipment, net	1,930	780

Operating lease right-of-use asset	5,883	6,764
Deferred tax asset	39,485	25,308
Other assets, net	1,202	1,183

Total assets	$865,477	$820,877

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$21,923	$20,473
Current operating lease liability	1,211	1,178

Total current liabilities	23,134	21,651

Long-term bank debt	73,000	93,000
Non-current operating lease liability	4,831	5,742
Other non-current liabilities	2,427	810
Equity:
Preferred stock, $0.01 par value; 50,000,000 authorized; no shares issued and outstanding at September 30, 2022 and December 31, 2021	—	—
Class A common stock, $0.01 par value; 400,000,000 authorized, 54,734,157 shares issued and 54,175,458 shares outstanding at September 30, 2022; 400,000,000 authorized, 48,796,518 shares issued and 48,359,888 shares outstanding at December 31, 2021	547	488
Class B common stock, $0.01 par value; 150,000,000 authorized, 6,270,684 shares issued and outstanding at September 30, 2022; 150,000,000 authorized, 11,371,517 shares issued and outstanding at December 31, 2021	—	—
Additional paid-in capital	760,879	634,564
Accumulated deficit	(91,218)	(105,096)
Treasury stock, at cost; 558,699 shares at September 30, 2022 and 436,630 shares at December 31, 2021	(6,338)	(3,527)

Total equity attributable to Brigham Minerals, Inc.	663,870	526,429
Non-controlling interests	98,215	173,245

Total equity	$762,085	$699,674

Total liabilities and equity	$865,477	$820,877

The accompanying notes are an integral part of these condensed consolidated financial statements.

BRIGHAM MINERALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
REVENUES
Mineral and royalty revenues	$92,750	$40,473	$253,148	$109,654
Lease bonus and other revenues	1,456	1,491	3,365	3,894

Total revenues	94,206	41,964	256,513	113,548
OPERATING EXPENSES
Gathering, transportation and marketing	2,962	1,641	7,211	4,967
Severance and ad valorem taxes	5,972	2,372	15,664	6,505
Depreciation, depletion, and amortization	14,964	8,682	40,726	27,129
General and administrative	12,875	5,729	24,330	16,868

Total operating expenses	36,773	18,424	87,931	55,469

INCOME FROM OPERATIONS	57,433	23,540	168,582	58,079

Interest expense, net	(1,046)	(451)	(3,114)	(1,105)
Other income, net	6	36	40	51

Income before income taxes	56,393	23,125	165,508	57,025
Income tax expense	11,950	4,214	31,820	10,717

NET INCOME	$44,443	$18,911	$133,688	$46,308

Less: Net income attributable to non-controlling interest	(5,984)	(4,698)	(21,998)	(12,311)

Net income attributable to Brigham Minerals, Inc. stockholders	$38,459	$14,213	$111,690	$33,997

NET INCOME PER COMMON SHARE
Basic	$0.71	$0.31	$2.16	$0.77
Diluted	$0.69	$0.31	$2.09	$0.75
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	53,943	45,198	51,663	44,216
Diluted	55,942	45,888	53,463	45,056

The accompanying notes are an integral part of these condensed consolidated financial statements.

BRIGHAM MINERALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

(in thousands)

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Treasury Stock		Non-controlling Interest	Total Equity
	Shares	Amount	Shares	Amount			Shares	Amount
Balance - December 31, 2021	48,360	$488	11,372	$—	$634,564	$(105,096)	437	$(3,527)	$173,245	$699,674
Issuance of common stock	800	8	—	—	20,378	—	—	—	—	20,386
Conversion of shares of Class B Common Stock to Class A Common Stock	2,190	22	(2,190)	—	34,417	—	—	—	(34,439)	—
Deferred tax asset arising from conversion of shares of Class B Common Stock to Class A Common Stock	—	—	—	—	6,203	—	—	—	—	6,203
Share-based compensation	—	—	—	—	2,703	—	—	—	—	2,703
Restricted stock forfeitures	(2)	—	—	—	—	—	—	—	—	—
Dividends and distributions declared	—	—	—	—	—	(22,280)	—	—	(5,743)	(28,023)
Issuance of common stock upon vesting of RSUs, net of shares withheld for income taxes	1	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	30,982	—	—	8,083	39,065

Balance - March 31, 2022	51,349	$518	9,182	$—	$698,265	$(96,394)	437	$(3,527)	$141,146	$740,008
Acquisition post-closing adjustment	(122)	—	—	—	—	—	122	(2,811)	—	(2,811)
Conversion of shares of Class B Common Stock to Class A Common Stock	2,316	23	(2,316)	—	35,759	—	—	—	(35,782)	—
Deferred tax asset arising from conversion of shares of Class B Common Stock to Class A Common Stock	—	—	—	—	8,679	—	—	—	—	8,679
Shares surrendered for tax withholdings on vested RSAs	(8)	—	—	—	(197)	—	—	—	—	(197)
Share-based compensation	—	—	—	—	3,517	—	—	—	—	3,517
Dividends and distributions declared	—	—	—	—	—	(32,638)	—	—	(5,506)	(38,144)
Issuance of common stock upon vesting of RSUs, net of shares withheld for income taxes	45	—	—	—	(1)	—	—	—	—	(1)
Net income	—	—	—	—	—	42,249	—	—	7,931	50,180

Balance - June 30, 2022	53,580	$541	6,866	$—	$746,022	$(86,783)	559	$(6,338)	$107,789	$761,231
Conversion of shares of Class B Common Stock to Class A Common Stock	595	6	(595)	—	9,550	—	—	—	(9,556)	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Treasury Stock		Non-controlling Interest	Total Equity
	Shares	Amount	Shares	Amount			Shares	Amount
Deferred tax asset arising from conversion of shares of Class B Common Stock to Class A Common Stock	—	—	—	—	1,793	—	—	—	—	1,793
Share-based compensation	—	—	—	—	3,514	—	—	—	—	3,514
Dividends and distributions declared	—	—	—	—	—	(42,894)	—	—	(6,002)	(48,896)
Net income	—	—	—	—	—	38,459	—	—	5,984	44,443

Balance – September 30, 2022	54,175	$547	6,271	$—	$760,879	$(91,218)	559	$(6,338)	$98,215	$762,085

Balance - December 31, 2020	43,558	$440	13,168	$—	$601,129	$(92,392)	437	$(3,527)	$—	$505,650
Adjustment of temporary equity to carrying value	—	—	—	—	(54,294)	—	—	—	—	(54,294)
Reclassification from temporary equity to non-controlling interest	—	—	—	—	—	—	—	—	202,496	202,496
Conversion of shares of Class B Common Stock to Class A Common Stock	112	1	(112)	—	1,720	—	—	—	(1,721)	—
Reduction in deferred tax asset arising from conversion of shares of Class B Common Stock to Class A Common Stock	—	—	—	—	(480)	—	—	—	—	(480)
Share-based compensation	—	—	—	—	3,933	—	—	—	—	3,933
Restricted stock forfeitures	(4)	—	—	—	—	—	—	—	—	—
Dividends and distributions declared	—	—	—	—	—	(11,788)	—	—	(3,447)	(15,235)
Net income	—	—	—	—	—	8,596	—	—	1,553	10,149

Balance - March 31, 2021	43,666	$441	13,056	$—	$552,008	$(95,584)	437	$(3,527)	$198,881	$652,219
Conversion of shares of Class B Common Stock to Class A Common Stock	1,403	14	(1,403)	—	21,243	—	—	—	(21,257)	—
Deferred tax asset arising from conversion of shares of Class B Common Stock to Class A Common Stock	—	—	—	—	2,666	—	—	—	—	2,666
Share-based compensation	—	—	—	—	4,410	—	—	—	—	4,410
Restricted stock forfeitures	(1)	—	—	—	—	—	—	—	—	—
Shares surrendered for tax withholdings on vested RSAs	(9)	—	—	—	(145)	—	—	—	—	(145)
Issuance of common stock upon vesting of RSUs, net of shares withheld for income taxes	75	1	—	—	(1)	—	—	—	—	—
Dividends and distributions declared	—	—	—	—	—	(14,907)	—	—	(4,449)	(19,356)
Net income	—	—	—	—	—	11,188	—	—	4,138	15,326

The accompanying notes are an integral part of these condensed consolidated financial statements.

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Treasury Stock		Non-controlling Interest	Total Equity
	Shares	Amount	Shares	Amount			Shares	Amount
Balance - June 30, 2021	45,134	$456	11,653	$—	$580,181	$(99,303)	437	$(3,527)	$177,313	$655,120
Conversion of shares of Class B Common Stock to Class A Common Stock	112	1	(112)	—	1,697	—	—	—	(1,698)	—
Reduction in deferred tax asset arising from conversion of shares of Class B Common Stock to Class A Common Stock	—	—	—	—	(399)	—	—	—	—	(399)
Share-based compensation	—	—	—	—	4,669	—	—	—	—	4,669
Dividends and distributions declared	—	—	—	—	—	(16,527)	—	—	(4,708)	(21,235)
Net income	—	—	—	—	—	14,213	—	—	4,698	18,911

Balance - September 30, 2021	45,246	$457	11,541	$—	$586,148	$(101,617)	437	$(3,527)	$175,605	$657,066

The accompanying notes are an integral part of these condensed consolidated financial statements.

BRIGHAM MINERALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$133,688	$46,308
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	40,726	27,129
Share-based compensation expense	5,401	7,537
Amortization of debt issuance costs	467	217
Deferred income tax expense	2,499	2,794
Credit losses	274	144
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(33,052)	(10,999)
(Increase) in other current assets	(49)	(1,753)
Increase in accounts payable and accrued liabilities	12,773	968
Increase in other long-term liabilities	—	20

Net cash provided by operating activities	$162,727	$72,365

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to oil and gas properties	(71,748)	(49,203)
Additions to other fixed assets	(1,373)	(28)
Proceeds from sale of oil and gas properties, net	74,370	4,441

Net cash provided by (used in) investing activities	$1,249	$(44,790)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments of long-term debt	(70,000)	(4,000)
Borrowing of long-term debt	50,000	37,000
Offering costs of Class A common stock	(78)	—
Dividends paid	(97,574)	(41,374)
Distribution to holders of non-controlling interest	(17,490)	(12,668)
Debt issuance costs	(486)	(247)
Payment of employee tax withholding for settlement of equity compensation awards	(9,743)	(1,136)

Net cash used in financing activities	$(145,371)	$(22,425)

Change in cash and cash equivalents and restricted cash	18,605	5,150
Cash and cash equivalents and restricted cash, beginning of period	21,019	9,144

Cash and cash equivalents and restricted cash, end of period	$39,624	$14,294

Supplemental disclosure of noncash activity:
Accrued capital expenditures	$284	$36
Capitalized share-based compensation cost	$4,476	$5,475
Issuance of Class A common stock for acquisitions of oil and gas properties, net	$17,629	$—
Temporary equity cumulative adjustment to redemption value	$—	$54,294
Supplemental cash flow information:
Cash payments for loan commitment fees and interest	$(2,789)	$(898)
Tax payments, net of refunds	$(23,655)	$(6,481)

The accompanying notes are an integral part of these condensed consolidated financial statements.

BRIGHAM MINERALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Business and Basis of Presentation

Description of the Business

Brigham Minerals, Inc. (together with its wholly owned subsidiaries, “Brigham Minerals,” “we,” “us,” “our,” or the “Company”), a Delaware corporation, is a holding company whose sole material asset consists of an 89.6% interest in Brigham Minerals Holdings, LLC (“Brigham LLC”), which indirectly owns Brigham Minerals, LLC and Rearden Minerals, LLC (collectively, the “Minerals Subsidiaries”). The Minerals Subsidiaries acquire and actively manage a portfolio of mineral and royalty interests in the core of what we view as the most active, highly economic, liquids-rich resource plays across the continental United States.

Our portfolio is comprised of mineral and royalty interests across five of the most highly economic, liquids-rich resource plays in the continental United States, including the Delaware and Midland Basins in West Texas and New Mexico, the Anadarko Basin in Oklahoma, the Denver-Julesburg (“DJ”) Basin in Colorado and Wyoming and the Williston Basin in North Dakota. Our highly technical approach towards mineral acquisitions in the geologic core of top-tier resource plays has purposefully led to a concentrated portfolio covering 38 of the most highly active counties for horizontal drilling in the continental United States.

Merger Announcement

On September 6, 2022, the Company and Brigham LLC, entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”) with Sitio Royalties Corp., a Delaware corporation (“Sitio”), Sitio Royalties Operating Partnership, LP (“Opco LP”), Snapper Merger Sub I, Inc. (“New Sitio”), Snapper Merger Sub IV, Inc. (“Brigham Merger Sub”), Snapper Merger Sub V, Inc. (“Sitio Merger Sub”) and Snapper Merger Sub II, LLC (“Opco Merger Sub LLC”).

Pursuant to the terms of the merger agreement, Sitio will acquire the Company in an all-stock transaction through: (i) the merger of Brigham Merger Sub with and into the Company (the “Brigham Merger”), with the Company surviving the Brigham Merger as a wholly owned subsidiary of New Sitio, (ii) simultaneously with the Brigham Merger, the merger of Sitio Merger Sub with and into Sitio (the “Sitio Merger” and together with the Brigham Merger, the “Pubco Mergers”), with Sitio surviving the Sitio Merger as a wholly owned subsidiary of New Sitio, and (iii) immediately thereafter, the merger of Opco Merger Sub LLC with and into Brigham LLC (the “Opco Merger,” and, together with the Brigham Merger and the Sitio Merger, the “Mergers”), with Brigham LLC surviving the Opco Merger as a wholly owned subsidiary of Opco LP, in each case on the terms set forth in the merger agreement. The Sitio Merger and the Brigham Merger shall become effective concurrently (such time as the Sitio Merger and the Brigham Merger become effective, the “First Effective Time”), and the Opco Merger shall become effective immediately following the First Effective Time (such time as the Opco Merger becomes effective, the “Second Effective Time”).

If the Mergers are completed, (i) at the First Effective Time, (A) each share of the Company’s Class A common stock, par value $0.01 per share (the “Brigham Class A Common Stock”), issued and outstanding immediately prior to the First Effective Time will be converted into the right to receive 1.133 fully-paid and nonassessable shares of Class A common stock, par value $0.0001 per share, of New Sitio (the “New Sitio Class A Common Stock”), (B) each share of the Company’s Class B common stock, par value $0.01 per share (the “Brigham Class B Common Stock”), issued and outstanding immediately prior to the First Effective Time will be converted into the right to receive 1.133 fully-paid and nonassessable shares of Class C common stock, par value $0.0001 per share, of New Sitio (the “New Sitio Class C Common Stock” and together with the New Sitio Class A Common Stock, the “New Sitio Common Stock”), (C) each share of Sitio’s Class A common stock, par value $0.0001 per share (the “Sitio Class A Common Stock”), issued and outstanding immediately prior to the First Effective Time will be converted into one share of New Sitio Class A Common Stock and (D) each share of Sitio’s Class C common stock, par value $0.0001 per share (the “Sitio Class C Common Stock”), issued and outstanding immediately prior to the First Effective Time, will be converted into one share of New Sitio Class C Common Stock, in each case, excluding shares owned by us, Sitio or any of our or Sitio’s wholly owned subsidiaries and, to the extent applicable, shares owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to the Delaware General Corporation Law (the “DGCL”) and, (ii) at the Second Effective Time, each Brigham LLC Unit issued and outstanding immediately prior to the Second Effective Time will be converted into the right to receive 1.133 common units representing limited partnership interests in Opco LP (the “Opco LP Units”). Sitio stockholders immediately prior to the First Effective Time will own approximately 54% of the outstanding shares of New Sitio after the Pubco Mergers, and the Company’s stockholders immediately prior to the First Effective Time will own approximately 46% of the outstanding shares of New Sitio after the Pubco Mergers.

The Mergers have been unanimously approved by the boards of directors of both companies. The closing of the Mergers is subject to customary closing conditions, including regulatory clearance and approvals by the shareholders of Sitio and the Company.

The merger agreement contains termination rights for each of the Company and Sitio, including, among others, if the consummation of the merger does not occur on or before June 6, 2023. Upon termination of the merger agreement under specified circumstances, the Company may be required to pay Sitio a termination fee equal to $65.0 million. Upon termination of the merger agreement under specified circumstances, Sitio may be required to pay the Company a termination fee equal to $75.0 million.

Basis of Presentation

The accompanying unaudited condensed consolidated interim financial statements of Brigham Minerals have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), except that, in accordance with the instructions to Form 10-Q, they do not include all of the notes required for financial statements prepared in conformity with U.S. GAAP. Accordingly, the accompanying unaudited interim financial statements should be read in conjunction with our audited financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2022 (the “Annual Report”). The unaudited interim financial statements reflect all normal recurring adjustments that, in the opinion of management, are necessary for a fair representation. The results of operations for the three and nine months ended September 30, 2022 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2022. Brigham Minerals operates in one segment: oil and natural gas exploration and production.

As the primary beneficiary, Brigham Minerals consolidates the financial results of Brigham LLC and its subsidiaries and reports the interest related to the portion of the units in Brigham LLC not owned by Brigham Minerals as non-controlling interest, which will reduce net income attributable to the holders of Brigham Minerals’ Class A common stock. For more information, see “Note 10—Non-controlling interest.”

2. Summary of Significant Accounting Policies

Use of Estimates

These condensed consolidated financial statements and related notes are presented in accordance with GAAP. Preparation in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in the condensed consolidated financial statements and accompanying notes. Although management believes these estimates are reasonable, actual results could differ from these estimates. Changes in estimates are recorded prospectively.

The accompanying condensed consolidated financial statements are based on a number of significant estimates including quantities of oil, natural gas and NGL reserves that are the basis for the calculations of depreciation, depletion, amortization (“DD&A”) and impairment of oil and natural gas properties. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas and there are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, reserve estimates may differ from the quantities of oil and natural gas that are ultimately recovered. Brigham Minerals’ year-end reserve estimates are audited by Cawley, Gillespie & Associates, Inc., an independent petroleum engineering firm. Quarterly reserve estimates are internally generated by our in-house engineering staff. Other items subject to significant estimates and assumptions include the carrying amount of oil and natural gas properties, share-based compensation costs, and revenue accruals.

Significant Accounting Policies

Significant accounting policies are disclosed in Brigham Minerals’ audited consolidated financial statements and notes for the year ended December 31, 2021, presented in the Annual Report. There have been no changes in such policies or the application of such policies during the three and nine months ended September 30, 2022.

Accounts Receivable

Brigham Minerals routinely reviews outstanding balances, assesses the financial strength of its operators and records a reserve for amounts not expected to be fully recovered, using a current expected credit loss model. We did not record credit losses for the three months ended September 30, 2022. We recorded credit losses of $0.3 million for the nine months ended September 30, 2022 and $0.1 million for the three and nine months ended September 30, 2021 which was included in general and administrative expenses.

As of September 30, 2022 and December 31, 2021, accounts receivable was comprised of the following (in thousands):

	September 30, 2022	December 31, 2021
Accounts receivable
Oil and gas sales	$62,187	$30,485
Reserve for credit losses	(735)	(995)
Other	1,865	1,049

Total accounts receivable	$63,317	$30,539

Concentration of Credit Risk and Significant Customers

Financial instruments that potentially subject Brigham Minerals to concentrations of credit risk consist of cash, accounts receivable, and its revolving credit facility. Cash and cash equivalents are held in a few financial institutions in amounts that may, at times, exceed federally insured limits. However, no losses have been incurred and management believes that counterparty risks are minimal based on the reputation and history of the institutions selected. Accounts receivable are concentrated among operators and purchasers engaged in the energy industry within the United States. Management periodically assesses the financial condition of these entities and institutions and considers any possible credit risk to be minimal. Concentrations of oil and gas sales to significant customers (operators) are presented in the table below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Occidental Petroleum Corp	15%	10%	13%	11%
Pioneer Natural Resources	12%	7%	13%	6%
Chevron	12%	3%	11%	3%
Exxon Mobil Corp	8%	12%	9%	14%
Continental Resources Inc.	5%	11%	6%	11%
ConocoPhillips Company	5%	11%	5%	12%

Management does not believe that the loss of any customer would have a long-term material adverse effect on our financial position or the results of operations. For the three and nine months ended September 30, 2022, we received revenues from over 170 operators with approximately 72% of revenues coming from the top ten operators on our properties. For the three and nine months ended September 30, 2021, we received revenues from over 140 operators with approximately 66% of revenues coming from the top ten operators on our properties.

3. Oil and Gas Properties

Brigham Minerals uses the full cost method of accounting for its oil and natural gas properties. Under this method, all acquisition costs incurred for the purpose of acquiring mineral and royalty interests are capitalized into a full cost pool. In addition, certain internal costs (or “capitalized general and administrative costs”), are also included in the full cost pool. Capitalized general and administrative costs were $3.1 million during the three months ended September 30, 2022 and 2021 and $9.2 million and $8.8 million for the nine months ended September 30, 2022 and 2021, respectively. Capitalized costs do not include any costs related to general corporate overhead or similar activities, which are expensed in the period incurred. Oil and gas properties consisted of the following (in thousands):

	September 30, 2022	December 31, 2021
Oil and gas properties, at cost, using the full cost method of accounting:
Unevaluated property	$310,783	$338,613
Evaluated property	754,418	633,138

Total oil and gas properties, at cost	1,065,201	971,751
Less accumulated depreciation, depletion, and amortization	(354,361)	(239,612)

Total oil and gas properties, net	$710,840	$732,139

Capitalized costs are depleted on a unit of production basis based on proved oil and natural gas reserves. Depletion expense was $14.8 million and $8.6 million for the three months ended September 30, 2022 and 2021, respectively, and $40.4 million and $27.0 million for the nine months ended September 30, 2022 and 2021, respectively. The increases in depletion expense recognized in the three and nine months ended September 30, 2022 were primarily due to higher production volumes. Average depletion of proved properties was $10.76 per Boe and $10.34 per Boe for the three months ended September 30, 2022 and 2021, respectively, and $11.07 per Boe and $10.98 per Boe for the nine months ended September 30, 2022 and 2021, respectively.

Under the full cost method of accounting, total capitalized costs of oil and natural gas properties, net of accumulated depletion and related deferred income taxes, may not exceed an amount equal to the present value of future net revenues from proved reserves, discounted at 10% per annum (“PV-10”), plus the cost of unevaluated properties, less related income tax effects (the “ceiling test”). A write-down of the carrying value of the full cost pool (“impairment charge”) is a noncash charge that reduces earnings and impacts equity in the period of occurrence and typically results in lower depletion expense in future periods. A ceiling test is calculated at each reporting period. The ceiling test calculation is prepared using an unweighted arithmetic average of oil prices (“SEC oil price”) and natural gas prices (“SEC gas price”) as of the first day of each month for the trailing 12-month period ended, adjusted by area for energy content, transportation fees and regional price differentials, as required under the guidelines established by the SEC. At September 30, 2022 and September 30, 2021, the SEC oil price and SEC gas price used in the calculation of the ceiling test, adjusted by area for energy content, transportation fees and regional price differentials, was $91.71 and $57.69, respectively, per barrel of oil, and $6.07 and $3.00, respectively, per MMBtu of natural gas. There were no impairment charges during the three and nine months ended September 30, 2022 or 2021.

A decline in the SEC oil price or the SEC gas price could lead to impairment charges in the future and such impairment charges could be material. In addition to the impact of lower prices, any future changes to assumptions of drilling and completion activity, development timing, acquisitions or divestitures of oil and gas properties, proved undeveloped locations, and production and other estimates may require revisions to estimates of total proved reserves which would impact the amount of any impairment charge.

4. Acquisitions and Divestitures

Midland Acquisition

On August 22, 2022, Brigham LLC entered into a definitive purchase and sale agreement (the “Purchase Agreement”) with Avant Royalties, LP, Avant Royalties II, LP and Avant Royalties II Sidecar Fund, LP (collectively, the “Sellers”), pursuant to which Brigham LLC agreed to acquire certain mineral and royalty interests from the Sellers (the “Midland Acquisition”) for $132.5 million in cash, subject to customary closing adjustments. The Midland Acquisition was completed on October 21, 2022 and has an effective date of July 1, 2022. The Company financed the Midland Acquisition through a combination of cash on hand and borrowings under the Company’s revolving credit facility.

DJ Acquisition

On December 15, 2021, the Company completed the acquisition of approximately 8,400 net royalty acres primarily in Weld County, Colorado for $89.4 million, consisting of 2.2 million shares of the Company’s Class A common stock valued at $46.3 million and $43.1 million of cash, net of $1.7 million of customary closing adjustments (the “DJ Acquisition”). During the nine months ended September 30, 2022, the Company received customary post-closing adjustments from the seller consisting of $1.9 million in cash and 122,069 shares of the Company’s Class A common stock valued at $2.8 million which has been retained as treasury stock. The post-closing adjustments were recorded as a reduction of evaluated oil and gas properties.

Echo Acquisition

On March 31, 2022, the Company completed the acquisition of approximately 1,800 net royalty acres in the Midland Basin largely operated by Pioneer Natural Resources and Endeavor Energy Resources for $34.8 million, consisting of $14.4 million in cash, net of $0.6 million of customary closing adjustments, and 800,000 shares of the Company’s Class A common stock valued at $20.4 million (the “Echo Acquisition”). The cash portion of the purchase price was funded by cash on hand. Subsequent to the closing of the Echo Acquisition, the Company received customary post-closing adjustments from the seller of $1.3 million in cash.

The Echo Acquisition has been accounted for as an asset acquisition and the allocation of the purchase price was $16.8 million to unevaluated properties and $16.7 million to evaluated properties.

Other Acquisitions

During the nine months ended September 30, 2022 and 2021, Brigham Minerals entered into a number of additional other acquisitions of mineral and royalty interests from various sellers in Texas, Oklahoma, Colorado, New Mexico, and North Dakota, as reflected in the tables below (in thousands).

	Oil and Gas Properties Acquired		Cash Consideration
	Evaluated	Unevaluated
Quarter Ended March 31, 2022	$4,562	$4,340	$8,902
Quarter Ended June 30, 2022	31,568	6,866	38,434
Quarter Ended September 30, 2022	4,757	8,153	12,910

	$40,887	$19,359	$60,246

	Oil and Gas Properties Acquired		Cash Consideration
	Evaluated	Unevaluated
Quarter Ended March 31, 2021	$9,073	$12,776	$21,849
Quarter Ended June 30, 2021	8,842	5,594	14,436
Quarter Ended September 30, 2021	2,732	10,077	12,809

	$20,647	$28,447	$49,094

The change in the oil and natural gas property balance is comprised of payments for acquisitions of minerals, land brokerage costs and capitalized general and administrative expenses that for the nine months ended September 30, 2022 and 2021 were funded with our retained operating cash flow, proceeds from asset sales and our revolving credit facility (as hereinafter defined).

Divestitures

During the nine months ended September 30, 2022, Brigham Minerals divested certain non-core, mostly undeveloped acreage totaling 13,535 net royalty acres in the Anadarko Basin and received cash proceeds of $74.4 million, net of customary closing adjustments. These sales were accounted for as adjustments to the full cost pool, with no gains or losses recognized.

5. Revenue From Contracts With Customers

Mineral and royalty revenues

Mineral and royalty revenues are generally recognized when control of the product is transferred to the customer, the performance obligations under the terms of the contracts with customers are satisfied and collectability is reasonably assured. All of the Company’s oil, natural gas and NGL sales are made under contracts with customers (operators). The performance obligations for the Company’s contracts with customers are satisfied at a point in time through the delivery of oil and natural gas to its customers. Accordingly, the Company’s contracts do not give rise to contract assets or liabilities. The Company typically receives payment for oil, natural gas and NGL sales within 60 days of the month of delivery, however this can extend approximately six months after initial production from the well as our team works with the operator to put us into pay status. The Company’s contracts for oil, natural gas and NGL sales are standard industry contracts that include variable consideration based on the monthly index price and adjustments that may include counterparty-specific provisions related to volumes, price differentials, discounts and other adjustments and deductions. As each unit of product represents a separate performance obligation and the consideration is variable as it relates to oil and natural gas prices, Brigham Minerals recognizes revenue from oil and natural gas sales using the allocation exception for variable consideration in ASC 606.

During the three and nine months ended September 30, 2022 and 2021, the disaggregated revenues from sales of oil, natural gas and NGLs are as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Oil sales	$67,132	$28,480	$184,235	$78,022
Natural gas sales	16,016	7,309	40,296	19,450
NGL sales	9,602	4,684	28,617	12,182

Total mineral and royalty revenues	$92,750	$40,473	$253,148	$109,654

Lease bonus and other income

Brigham Minerals also earns revenue from lease bonuses, delay rentals, and right-of-way payments. We generate lease bonus revenue by leasing our mineral interests to exploration and production companies. A lease agreement represents our contract with a customer and generally transfers the rights to any oil or natural gas discovered, grants us a right to a specified royalty interest, and requires that drilling and completion operations commence within a specified time period. The Company recognizes lease bonus revenues when the lease agreement has been executed, payment has been received, and the Company has no further obligation to refund the payment. At the time Brigham Minerals executes the lease agreement, Brigham Minerals expects to receive the lease bonus payment within a reasonable time, though in no case more than one year, such that Brigham Minerals has not adjusted the expected amount of consideration for the effects of any significant financing component per the practical expedient in ASC 606. Brigham Minerals also recognizes revenue from delay rentals to the extent drilling has not started within the specified period, payment has been received, and we have no further obligation to refund the payment. Right-of-way payments are recorded by the Company when the agreement has been executed, payment is determined to be collectable, and the Company has no further obligation to refund the payment.

Allocation of transaction price to remaining performance obligations

Mineral and royalty revenues

Brigham Minerals’ right to royalty income does not originate until production occurs and, therefore, is not considered to exist beyond each day’s production. Therefore, there are no remaining performance obligations under any of our royalty income contracts.

Lease bonus and other income

Given that Brigham Minerals does not recognize lease bonus or other income until a lease agreement has been executed, at which point its performance obligation has been satisfied, and payment is received, Brigham Minerals does not record revenue for unsatisfied or partially unsatisfied performance obligations as of the end of the reporting period.

Prior-period performance obligations

Brigham Minerals records revenue in the month production is delivered to the purchaser. As a non-operator, Brigham Minerals has limited visibility into the timing of when new wells start producing and production statements may not be received for 30 to 90 days or more after the date production is delivered. As a result, Brigham Minerals is required to estimate the amount of production delivered to the purchaser and the price that will be received for the sale of the product. The expected sales volumes and prices for these properties are estimated and recorded within the accounts receivable line item in the accompanying condensed consolidated balance sheets. The difference between the Company’s estimates and the actual amounts received for oil and natural gas sales is recorded in the month that payment is received from the third party. For the three and nine months ended September 30, 2022, revenue recognized in the reporting periods related to performance obligations satisfied in prior reporting periods was approximately 16.4% and 2.3% of total revenues, respectively.

6. Fair Value Measurements

We classify financial assets and liabilities that are measured and reported at fair value on a recurring basis using a hierarchy based on the inputs used in measuring fair value. GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). We classify the inputs used to measure fair value into the following hierarchy:

•	Level 1: Inputs based on quoted market prices in active markets for identical assets or liabilities at the measurement date.

•

Level 2: Inputs based on quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active or other inputs that are observable and can be corroborated by observable market data.

•

Level 3: Inputs that reflect management’s best estimates and assumptions of what market participants would use in pricing the asset or liability at the measurement date. The inputs are unobservable in the market and significant to the valuation of the instruments.

Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the transfer would be reported at the beginning of the period in which the change occurs.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

We had no financial assets and liabilities that were accounted for at fair value on a recurring basis at September 30, 2022 and December 31, 2021.

Brigham Minerals had no transfers into or out of Level 1 and no transfers into or out of Level 2 for the nine months ended September 30, 2022 and September 30, 2021.

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

Certain non-financial assets and liabilities, such as assets and liabilities acquired in a business combination, are measured at fair value on a nonrecurring basis on the acquisition date and are subject to fair value adjustments under certain circumstances. The inputs used to determine such fair value are primarily based upon internally developed cash flow models and include factors such as estimates of economic reserves, future commodity prices and risk-adjusted discount rates, and are classified within Level 3.

Fair Value of Other Financial Instruments

The carrying value of cash, trade and other receivables and trade payables are considered to be representative of their respective fair values due to the short-term nature of these instruments. The carrying amount of debt outstanding pursuant to our revolving credit facility approximates fair value as interest rates on the revolving credit facility approximate current market rates. We categorized our long-term debt within Level 2 of the fair value hierarchy.

7. Long-Term Debt

Revolving Credit Facility

On May 16, 2019, Brigham Resources, LLC (“Brigham Resources”), a wholly-owned subsidiary of Brigham LLC, entered into a credit agreement with Wells Fargo Bank, N.A., as administrative agent (the “Administrative Agent”) for the various lenders from time to time party thereto, providing for a revolving credit facility (our “revolving credit facility”). Our revolving credit facility is guaranteed by Brigham Resources’ domestic subsidiaries and is collateralized by a lien on a substantial portion of Brigham Resources and its domestic subsidiaries’ assets, including a substantial portion of their respective royalty and mineral properties.

On July 7, 2021, Brigham Resources entered into the Third Amendment to the credit agreement (the “Third Amendment”). The Third Amendment, among other things, evidenced an increase of the borrowing base and elected commitments under the prior credit agreement from $135.0 million to $165.0 million and the addition of leverage (maximum 3.00x) and liquidity (minimum 10% of total net revolving commitments) conditions to Brigham Resources’ ability to pay dividends or distributions (other than permitted tax distributions) to the owners of its equity interests.

On December 15, 2021, Brigham Resources entered into the Fourth Amendment to the credit agreement (the “Fourth Amendment”). The Fourth Amendment, among other things, evidenced a further increase of the borrowing base and elected commitments under the prior credit agreement from $165.0 million to $230.0 million.

On June 3, 2022, Brigham Resources entered into the Fifth Amendment to the credit agreement (the “Fifth Amendment”). The Fifth Amendment, among other things, (1) evidenced an increase of the borrowing base and elected commitments under the Credit Agreement from $230.0 million to $290.0 million, respectively, (2) effected a transition of the benchmark interest rate from the London interbank offered rate (“LIBOR”) to the secured overnight financing rate (“SOFR”) as administered by the Federal Reserve Bank of New York, by replacing reserve-adjusted LIBOR with term SOFR for one, three or six month interest periods, plus a fixed credit spread adjustment of 0.10% irrespective of elected tenor (subject to a floor of 0.00%), and (3) grandfathered all outstanding LIBOR borrowings at original LIBOR benchmark pricing through expiry of the applicable interest periods therefor.

Availability under our revolving credit facility is governed by a borrowing base, which is subject to redetermination semi-annually. In addition, lenders holding two-thirds of the aggregate commitments may request one additional redetermination each year. Brigham Resources can also request one additional redetermination each year, and such other redeterminations as appropriate when significant acquisition opportunities arise. The borrowing base is subject to further adjustments for asset dispositions, material title deficiencies, certain terminations of hedge agreements and issuances of permitted additional indebtedness. Increases to the borrowing base require unanimous approval of the lenders, while decreases only require approval of lenders holding two-thirds of the aggregate commitments at such time. The weighted average interest rate for the nine months ended September 30, 2022 was 3.31%. As of September 30, 2022, the borrowing base on our revolving credit facility was $290.0 million, with outstanding borrowings of $73.0 million, resulting in $217.0 million available for future borrowings. The Company expects the Administrative Agent to recommend a deferral of the redetermination of the Company’s borrowing base due to the pending merger, with the expectation that the borrowing base will be finalized in the first quarter of 2023.

Our revolving credit facility bears interest at a rate per annum equal to, at our option, the adjusted base rate or the adjusted LIBOR rate plus an applicable margin for tranches outstanding as of June 3, 2022 or the adjusted SOFR rate plus an applicable margin for tranches effective post June 3, 2022. The applicable margin is based on utilization of our revolving credit facility and ranges from (a) in the case of adjusted base rate loans, 1.500% to 2.500% and (b) in the case of adjusted LIBOR rate loans and adjusted SOFR rate loans, 2.500% to 3.500%. Brigham Resources may elect an interest period of one, three or six months. Interest is payable in arrears at the end of each interest period, but no less frequently than quarterly. A commitment fee is payable quarterly in arrears on the daily undrawn available commitments under our revolving credit facility in an amount ranging from 0.375% to 0.500% based on utilization of our borrowing base. Our revolving credit facility is subject to other customary fee, interest and expense reimbursement provisions.

Our revolving credit facility matures on May 16, 2024. Loans drawn under our revolving credit facility may be prepaid at any time without premium or penalty (other than customary SOFR breakage) and must be prepaid in the event that exposure exceeds the lesser of the borrowing base and the elected availability at such time. The principal amount of loans that are prepaid are required to be accompanied by accrued and unpaid interest and fees on such amounts. Loans that are prepaid may be reborrowed. In addition, Brigham Resources may permanently reduce or terminate in full the commitments under our revolving credit facility prior to maturity. Any excess exposure resulting from such permanent reduction or termination must be prepaid. Upon the occurrence of an event of default under our revolving credit facility, the Administrative Agent acting at the direction of the lenders holding a majority of the aggregate commitments at such time may accelerate outstanding loans and terminate all commitments under our revolving credit facility, provided that such acceleration and termination occurs automatically upon the occurrence of a bankruptcy or insolvency event of default.

Our revolving credit facility contains customary affirmative and negative covenants, including, without limitation, reporting obligations, restrictions on asset sales, restrictions on additional debt and lien incurrence and restrictions on making distributions (subject to Consolidated Total Leverage Ratio and liquidity thresholds) and investments. In addition, our revolving credit facility requires us to maintain (a) a current ratio of not less than 1.00 to 1.00 and (b) a ratio of total net funded debt to consolidated EBITDA of not more than 3.50 to 1.00. As of September 30, 2022, we were in compliance with all covenants in accordance with our revolving credit facility.

8. Leases

The Company enters into leasing transactions in which the Company is the lessee. The Company’s lease contracts are generally for office buildings, and office equipment. The Company performed evaluations of its contracts and determined it has only operating leases.

In July 2019, the Company entered into a lease agreement for its corporate headquarters located in Austin, TX (the “Bridgepoint Lease”). The Bridgepoint Lease includes approximately 29,546 square feet and commenced in July 2019, with an expiration on June 30, 2027. The Bridgepoint Lease includes lease and non-lease components that we account for as a single lease component as an accounting policy election. The Bridgepoint Lease requires monthly lease payments that may be subject to annual increases throughout the lease term and also includes renewal options at the election of the Company to renew or extend the lease for two, consecutive, five-year lease terms. This optional period has not been included in the lease term in the determination of the operating lease right-of-use-assets or operating lease liabilities associated with these leases as the Company did not consider it reasonably certain it would exercise the options. Since the Bridgepoint Lease does not contain an implicit rate, the Company used the incremental borrowing rate of 2% as the discount rate to calculate present value of lease payments. Rent expense on operating leases is recognized over the term of the lease on a straight-line basis. Rent expense for the three months ended September 30, 2022 and 2021 was $0.3 million in each period. Rent expense for the nine months ended September 30, 2022 and 2021 was $1.0 million in each period.

The Company also enters into leasing transactions in which the Company is the lessor, primarily through land easements. The Company performed evaluations on all term-based land easement payments received during the three and nine months ended September 30, 2022 and determined that all such payments were immaterial in the aggregate.

The following table summarizes the Company’s recognition of its operating lease (in thousands):

	Classification	September 30, 2022
Assets
Operating	Operating lease right-of-use assets	$5,883
Liabilities
Current:
Operating	Current operating lease liability	$1,211
Non-current:
Operating	Non-current operating lease liability	$4,831

The table below presents the maturity of the Company’s liabilities under the Bridgepoint Lease as of September 30, 2022 (in thousands):

Commitment
2022 (remainder of)	$327
2023	1,319
2024	1,340
2025	1,360
2026	1,383
Thereafter	582

Total lease payments	6,311
Less imputed interest	(269)

Total lease liabilities	$6,042

9. Equity

Class A Common Stock

Brigham Minerals had approximately 54.2 million shares of its Class A common stock outstanding as of September 30, 2022. Holders of Class A common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are entitled to ratably receive dividends when and if declared by the Company’s Board of Directors. Upon liquidation, dissolution, distribution of assets or other winding up, the holders of Class A common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities.

Class B Common Stock

Brigham Minerals had approximately 6.3 million shares of its Class B common stock outstanding as of September 30, 2022. Holders of the Class B common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Class A common stock and Class B common stock generally vote together as a single class on all matters presented to Brigham Minerals’ stockholders for their vote or approval. Holders of Class B common stock do not have any right to receive dividends or distributions upon a liquidation or winding up of Brigham Minerals.

Treasury Stock

As of September 30, 2022, there were 0.6 million shares of Class A common stock held in treasury.

Earnings per Share

Basic earnings per share (“EPS”) measures the performance of an entity over the reporting period. Diluted earnings per share measures the performance of an entity over the reporting period while giving effect to all potentially dilutive common shares that were outstanding during the period. Brigham Minerals uses the “if-converted” method to determine the potential dilutive effect of exchanges of outstanding shares of Class B common stock (and corresponding units of Brigham LLC (“Brigham LLC Units”)), and the treasury stock method to determine the potential dilutive effect of vesting of its outstanding RSAs, RSUs, PSUs (each as defined in “Note 11—Share-Based Compensation”) and unvested Incentive Units. Brigham Minerals does not use the two-class method because the Class B common stock and the unvested share-based awards are nonparticipating securities.

For the three and nine months ended September 30, 2022 and 2021, the Incentive Units and shares of Class B common stock were not recognized in dilutive EPS calculations as the effects would have been antidilutive. Additionally, for the nine months ended September 30, 2021 the RSAs were not recognized in dilutive EPS calculations as the effects would have been antidilutive.

The following table reflects the allocation of net income to common stockholders and EPS computations for the period indicated based on a weighted average number of common stock outstanding for the period (in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Basic EPS
Numerator:
Basic net income attributable to Brigham Minerals, Inc. stockholders	$38,459	$14,213	$111,690	$33,997
Denominator:
Basic weighted average shares outstanding	53,943	45,198	51,663	44,216

Basic EPS attributable to Brigham Minerals, Inc. stockholders	$0.71	$0.31	$2.16	$0.77

Diluted EPS
Numerator:
Basic net income attributable to Brigham Minerals, Inc. stockholders	$38,459	$14,213	$111,690	$33,997
Diluted net income attributable to Brigham Minerals, Inc. stockholders	$38,459	$14,213	$111,690	$33,997
Denominator:
Basic weighted average shares outstanding	53,943	45,198	51,663	44,216
Effects of dilutive securities:
Unvested equity awards	1,999	690	1,800	840

Diluted weighted average shares outstanding	55,942	45,888	53,463	45,056

Diluted EPS attributable to Brigham Minerals, Inc. stockholders	$0.69	$0.31	$2.09	$0.75

10. Non-controlling interest

Non-controlling interest represents the 10.4% interest in the units of Brigham LLC not owned by Brigham Minerals, as of September 30, 2022. Each share of Class B common stock does not have any economic rights but entitles its holder to one vote on all matters to be voted on by our stockholders generally, and holders of Brigham LLC Units (and Class B common stock) have a redemption right into shares of Class A common stock. Under the Brigham LLC Agreement, each Brigham LLC Unit Holder, subject to certain limitations, has a right (the “Redemption Right”) to cause Brigham LLC to acquire all or a portion of its Brigham LLC Units for, at Brigham LLC’s election, (i) shares of our Class A common stock at a redemption ratio of one share of Class A common stock for each Brigham LLC Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions or (ii) an equivalent amount of cash. We will determine whether to issue shares of Class A common stock or cash based on facts in existence at the time of the decision, which we expect would include the relative value of the Class A common stock (including trading prices for the Class A common stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of preferred stock) to acquire the Brigham LLC Units and alternative uses for such cash. Alternatively, upon the exercise of the Redemption Right, Brigham Minerals (instead of Brigham LLC) will have a call right to, for administrative convenience, acquire each tendered Brigham LLC Unit directly from the redeeming Brigham LLC Unit Holder for, at its election, (x) one share of Class A common stock or (y) an equivalent amount of cash (the “Call Right”). The decision to make a cash payment upon a Brigham LLC Unit Holder’s exercise of its Redemption Right is required to be made by the Company’s directors who are independent under Section 10A-3 of the Securities Act of 1933, as amended, and do not hold any Brigham LLC Units subject to such redemption. In connection with any redemption of Brigham LLC Units pursuant to the Redemption Right or acquisition pursuant to our Call Right, the corresponding number of shares of Class B common stock will be cancelled.

Non-controlling interest is recorded at its carrying value. For the period from December 31, 2021 to September 30, 2022, the Company recorded adjustments to the value of non-controlling interest as presented in the table below (in thousands):

Non-controlling interest
Balance - December 31, 2021	$173,245
Conversion of Class B common stock to Class A common stock	(34,439)
Net income attributable to non-controlling interest	8,083
Distribution to holders of non-controlling interest declared	(5,743)

Balance - March 31, 2022	$141,146
Conversion of Class B common stock to Class A common stock	(35,782)
Net income attributable to non-controlling interest	7,931
Distribution to holders of non-controlling interest declared	(5,506)

Balance - June 30, 2022	$107,789
Conversion of Class B common stock to Class A common stock	(9,556)
Net income attributable to non-controlling interest	5,984
Distribution to holders of non-controlling interest declared	(6,002)

Balance - September 30, 2022	$98,215

11. Share-Based Compensation

LLC Incentive Units

As part of the Second Amended and Restated Limited Liability Company Agreement of Brigham Resources, LLC dated May 8, 2015, Brigham Resources authorized 120,000 restricted incentive units for issuance to management, independent directors, employees, and consultants (such incentive units, as converted as described below, the “Incentive Units”). Brigham Resources granted Incentive Units in April 2013 and September 2015 and 2018. In connection with the 2018 corporate reorganizations and the corporate reorganization consummated in connection with Brigham Minerals’ IPO (collectively with the 2018 corporate reorganizations, the “corporate reorganization”), these Incentive Units were converted into units in Brigham Equity Holdings, LLC (“Brigham Equity Holdings”) with equivalent rights, responsibilities, and preferences. The Incentive Units were subject to vesting as follows: 20% of the Incentive Units were vested on the date of grant and 20% of the Incentive Units vest on each anniversary of the date of grant if the holder remains continuously employed by Brigham Resources or its affiliates through the applicable vesting date. Upon vesting of the Incentive Units, holders of the Incentive Units received one share of Brigham Minerals’ Class B common stock and one Brigham LLC Unit for each vested Incentive Unit.

In connection with the completion of the IPO, Brigham LLC and Brigham Equity Holdings discontinued granting new Incentive Units. As discussed in “Note 10—Non-controlling interest,” participants may receive one share of Brigham Minerals’ Class A common stock in exchange for one share of Class B common stock and one Brigham LLC Unit, or cash at the option of Brigham Minerals. Brigham Minerals accounts for the Incentive Units as compensation expense measured at the fair value of the award on the date of grant. No compensation expense was recognized prior to the IPO because the IPO was not considered probable.

A summary of the Incentive Unit activity for the nine months ended September 30, 2022 is as follows:

	Incentive Units
	Number of Incentive Units	Grant Date Fair Value
Unvested at January 1, 2022	70,909	$10.04
Vested	(70,909)	$10.04

Unvested at September 30, 2022	—

Long Term Incentive Plan

In connection with the IPO, Brigham Minerals adopted the Brigham Minerals, Inc. 2019 Long Term Incentive Plan (“LTIP”) for employees, consultants and directors who perform services for Brigham Minerals. The LTIP provides for issuance of awards based on shares of Class A common stock. Brigham Minerals has issued restricted stock awards (“RSAs”), restricted stock units subject to time-based vesting (“RSUs”) and restricted stock units subject to performance-based vesting (“PSUs”) under the LTIP. The shares to be delivered under the LTIP shall be made available from (i) authorized but unissued shares, (ii) shares held as treasury stock or (iii) previously issued shares reacquired by Brigham Minerals including shares purchased on the open market. A total of 5,999,600 shares of Class A common stock have been authorized for issuance under the LTIP. At September 30, 2022, 4,437,697 shares of Class A common stock remained available for future issuances upon vesting of equity awards. Currently, all RSUs and PSUs granted under the LTIP are entitled to receive dividend equivalent rights (“DERs”), which entitle holders of RSUs and PSUs to the same dividend value per share as holders of the Company’s Class A common stock. Such DERs are subject to the same vesting and other terms and conditions as the corresponding unvested RSUs and PSUs. DERs are accumulated and paid when the underlying shares vest. The fair value of the RSU awards granted with the right to receive DERs are generally based on the trading price of the Company’s Class A common stock as of the date of grant. Brigham Minerals accounts for the awards granted under the LTIP as compensation cost measured at the fair value of the award on the date of grant. Brigham Minerals accounts for forfeitures as they occur.

The Company has granted RSAs to certain employees, which are grants of shares of Class A common stock subject to a risk of forfeiture and restrictions on transferability. The share-based compensation expense of such RSAs was determined using the closing price of Class A common stock on April 23, 2019, the date of grant, of $21.25. On April 23, 2019, 312,189 RSAs were granted and 152,742 RSAs held by former employees of the Company vested immediately. The RSAs generally vested in one-third increments on each of April 23, 2020, 2021 and 2022.

The following table summarizes activity related to RSAs for the nine months ended September 30, 2022.

	Restricted Stock Units
	Number of RSAs	Grant Date Fair Value
Unvested at January 1, 2022	30,433	$21.25
Vested	(28,710)	$21.25
Forfeited	(1,723)	$21.25

Unvested at September 30, 2022	—

The Company has granted RSUs to certain employees and directors, which represent the right to receive shares of Class A common stock at the end of the vesting period in an amount equal to the number of RSUs that vest. The RSUs issued to employees generally vest in one-third increments over a three-year period and RSUs issued to directors vest in one year from the date of grant. RSUs are subject to restrictions on transfer and are generally subject to a risk of forfeiture if the award recipient ceases providing services to Brigham Minerals prior to the date the award vests. The share-based compensation cost of such RSUs was determined using the closing price on the applicable date of grant, which is then applied to the total number of RSUs granted.

The following table summarizes activity related to RSUs for the nine months ended September 30, 2022.

	Restricted Stock Units
	Number of RSUs	Weighted- Average Grant Date Fair Value
Unvested at January 1, 2022	553,976	$16.55
Granted (1)	382,248	$24.59
Vested	(46,037)	$18.47
Forfeited	(72,084)	$16.87

Unvested at September 30, 2022	818,103	$20.17

(1)	Valued at a weighted-average grant date fair value.

The Company has granted PSUs to certain officers and managers, which vest based on continuous employment and satisfaction of a market condition based on the absolute total stockholder return of the Company’s common stock, including paid dividends, over an approximate three-year performance period. The terms and conditions of the PSUs allow for vesting of the awards ranging between 0% (or forfeiture) and 200% of target. In addition, the number of PSUs earned may be adjusted based on our relative TSR as compared to a benchmarking peer group over the three-year performance period. Expense related to these PSUs is recognized on a straight-line basis over the length of the applicable performance period. All compensation cost related to the market-based awards will be recognized if the requisite service period is fulfilled, even if the market condition is not achieved. The grant date fair value of such PSUs was determined using a Monte Carlo simulation model that utilizes multiple input variables that determine the probability of satisfying the market condition stipulated in the award to calculate the fair value of the award. Expected volatilities in the model were estimated on the basis of historical volatility of a group of publicly traded oil and gas companies with a performance period of approximately three years. The risk-free interest rate was based on the United States Treasury rate for a term commensurate with the expected life of the grant.

The following table summarizes activity related to PSUs for the nine months ended September 30, 2022:

	Performance-Based Restricted Stock Units
	Target PSUs	Grant Date Fair Value
Unvested at January 1, 2022	906,643	$11.94
Granted	295,846	$11.93
Forfeited	(58,938)	$13.41

Unvested at September 30, 2022	1,143,551	$11.86

Short Term Incentive Plan

During 2022, the Company implemented a short term incentive plan (the “STIP”) for executives and certain other employees who perform services for the Company. The STIP is based on quantitative and qualitative metrics that are key drivers of shareholder value.

Each STIP participant was assigned a target award opportunity expressed as a percentage of base salary and the awards allow for attainment ranging between 0% and 150% of target. Award attainment is based on the achievement of various financial, operational and other strategic metrics.

If earned, the STIP awards will be paid in cash at the completion of the plan year for all employees other than the CEO. The CEO’s STIP awards will be paid out in the form of shares of our Class A common stock, rather than cash, with such award subject to a one-year vesting period. As the STIP awards to be settled in shares of our Class A common stock will consist of a variable number of shares based on the award attainment at the completion of the plan year and the fair market value of our Class A common stock, we will initially account for these awards as liabilities with performance conditions. Once the number of shares to be issued has been fixed, the awards will be reclassified to equity.

Expense for awards with performance conditions is only recognized when achievement of the performance target is deemed probable. The expense to be recognized is based on the Company’s best estimate of probable attainment at the end of each reporting period prorated for the portion of the requisite service period rendered.

The target attainment for the STIP awards for the year ended December 31, 2022 is $2.4 million, of which $0.5 million is expected to be settled in shares of the Company’s Class A common stock. During the three and nine months ended September 30, 2022, the Company accrued $0.5 million and $1.6 million, respectively, related to the STIP awards.

Share-Based Compensation Expense

Share-based compensation expense is included in general and administrative expense in the Company’s condensed consolidated statements of operations included within this Quarterly Report. Share-based compensation expense recorded for each type of share-based compensation award for the three and nine months ended September 30, 2022 and 2021 is summarized in the table below (in thousands).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Incentive units (1)	$178	$178	$534	$534
RSAs (1)	—	163	164	460
RSUs (1)	2,149	2,525	5,702	7,602
PSUs (2)	1,187	1,803	3,334	4,416
STIP awards (3)	68	—	143	—
Capitalized share-based compensation (4)	(1,621)	(1,987)	(4,476)	(5,475)

Total share-based compensation expense	$1,961	$2,682	$5,401	$7,537

(1)	Share-based compensation expense relating to Incentive Units, RSAs and RSUs with ratable vesting is recognized on a straight-line basis over the requisite service period for the entire award.
(2)	Share-based compensation expense relating to PSUs with cliff-vesting is recognized on a straight-line basis over the performance period for the entire award.
(3)

Share-based compensation expense relating to STIP awards to be settled in shares of our Class A common stock is recognized on a straight-line basis over the requisite service period for the entire award.

(4)

During the three and nine months ended September 30, 2022, Brigham Minerals capitalized $0.9 million and $1.8 million, respectively, of share-based compensation cost to unevaluated property, $0.6 million and $2.6 million, respectively, of share-based compensation cost to evaluated property and $0.1 million of share-based compensation cost to internally developed software in each period. During the three and nine months ended September 30, 2021, Brigham Minerals capitalized $1.5 million and $3.0 million, respectively, of share-based compensation cost to unevaluated property and $0.5 million and $2.5 million, respectively, of share-based compensation cost to evaluated property.

Future Share-Based Compensation Expense

The following table reflects the future share-based compensation expense expected to be recorded for the share-based compensation awards that were outstanding at September 30, 2022, a portion of which will be capitalized (in thousands):

	RSUs	PSUs	STIP Awards	Total
2022	$2,149	$1,188	$67	$3,404
2023	5,627	3,877	268	9,772
2024	2,749	1,179	57	3,985
2025	593	254	—	847

Total	$11,118	$6,498	$392	$18,008

12. Income Taxes

The Company evaluates and updates its annual effective income tax rate on a quarterly basis under the effective tax rate method based on applying an anticipated annual effective rate to its year-to-date income, except for discrete items. Consequently, based upon the mix and timing of our actual earnings compared to annual projections, our effective tax rate may vary quarterly and may make comparisons not meaningful. Income taxes for discrete items are computed and recorded in the period that the specific transaction occurs.

Income tax expense was as follows for the periods indicated (in thousands, except for tax rate):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Income tax expense	$11,950	$4,214	$31,820	$10,717
Effective tax rate	21.2%	18.2%	19.2%	18.8%

Total income tax expense for the three and nine months ended September 30, 2022 and 2021 differed from amounts computed by applying the U.S. federal statutory tax rate of 21% due to the impact of excess tax benefits resulting from vesting of equity awards, non-controlling interest, state taxes (net of the anticipated federal benefit), share-based compensation expense, and percentage depletion in excess of basis. The effective tax rate for the three and nine months ended September 30, 2022 and 2021 reflects Brigham Minerals’ ownership interest in Brigham LLC of 89.6% and 79.7%, respectively, at the end of each period.

13. Contingencies

Brigham Minerals may, from time to time, be a party to certain lawsuits and claims arising in the ordinary course of business. The outcome of such lawsuits and claims cannot be estimated with certainty and management may not be able to estimate the range of possible losses. Brigham Minerals records reserves for contingencies when information available indicates that a loss is probable and the amount of the loss can be reasonably estimated. Brigham Minerals had no reserves for contingencies at September 30, 2022 and December 31, 2021.

14. Subsequent Events

On October 21, 2022, Brigham LLC completed the Midland Acquisition. Upon closing of the Midland Acquisition, pursuant to the terms of the Purchase Agreement, Brigham LLC delivered to the Sellers cash consideration of approximately $130.7 million, less and except $6.6 million of cash consideration that was previously deposited in an escrow account for the benefit of the Sellers as a deposit in connection with the signing of the Purchase Agreement.

On November 2, 2022, the Board of Directors of Brigham Minerals declared a dividend of $0.81 per share of Class A common stock payable on November 25, 2022, to stockholders of record at the close of business on November 18, 2022.